OAKRIDGE HOLDINGS, INC

                     NOTICE OF ANNUAL MEETING  OF SHAREHOLDERS

                                 FEBRUARY 22, 1999

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Oakridge Holdings, Inc. (the "Company"), will be held on Monday, February 22, 1999, at 3:00 p.m., local time, at the law firm of Oppenheimer Wolff & Donnelly LLP, Plaza VII, 45 South Seventh Street, Suite 3400, Minneapolis, Minnesota, for the following purposes:

1. To elect three (3) persons to serve as directors of the Company until the next Annual meeting of the Shareholders or until their respective successors shall be elected and qualified.

2. To approve the appointment of Stirtz Bernards Boyden Surdel & Larter, P.A. as the independent auditors of the Company for the fiscal year ending June 30, 1999.

3. To consider and act upon a proposal to approve the Oakridge holdings, Inc. 1999 Stock Incentive Awards Plan.

4. To transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this
Notice.

Holders of Common stock of record at the close of business on December 28, 1998, are entitled to vote at the Annual Meeting.



FOR THE BOARD OF DIRECTORS

/s/ Robert B. Gregor

Robert B. Gregor

St. Paul, Minnesota
January 18, 1998



                                     IMPORTANT

To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for the purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                              OAKRIDGE HOLDINGS, INC.
                              4810 120th  Street West
                        Apple Valley, Minnesota 55124-8628






                                  PROXY STATEMENT

                          ANNUAL MEETING OF SHAREHOLDERS

                                 FEBRUARY 22, 1999

               INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Oakridge Holdings, Inc. ("Oakridge" or the "Company") for use at the Annual Meeting of shareholders ("Annual meeting") to be held on Monday February 22, 1999 at 3:00 p.m., local time, or at any adjournment of the Annual Meeting. The Annual Meeting will be held at the law firm of Oppenheimer Woff & Donnelly, Plaza VII, 45 South Seventh Street, Suite 3400, Minneapolis, MN.

     The Company's principal executive office is located at 4810 120th Street West, Apple Valley, Minnesota 55124. This Proxy Statement is being mailed on or about January 18, 1999.

     Only holders of Common Stock of record at the close of business on December 28, 1998 are entitled to vote at the meeting. On the record date 1,349,670 shares of the Company's Common Stock were issued and outstanding. The presence at the Annual Meeting, in person, or by proxy of the holders of twenty percent (20%) of the outstanding shares of Common Stock entitled to vote at the meeting is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

     The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

     A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

     The cost of soliciting proxies will be borne by the Company. The company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.







                                  PROPOSAL NO. 1:

                               ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors (the "Board") will determine the number of directors for the ensuing year. Currently, the Board is set at three. The Board has nominated the three individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board.

     The election of each nominee requires the affirmative vote of a majority of the shares of Common stock represented in person or by proxy at the Annual Meeting. Broker non-votes will not be counted as votes cast. The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

     The following information has been furnished to the Company, as of December 28, 1998, by the persons who have been nominated by the Board to serve as directors for the ensuing year. The Board of directors recommends a vote FOR the nominees listed below:

     Nominees                                                         Director
     for Election             Age  Principal Occupation               Since
     -----------------        ---  ----------------------------       --------

     Robert C. Harvey         47   Chairman of the Board and          1992
                                   Chief Executive Officer of
                                   the Company's wholly
                                   owned subsidiary

     Robert B. Gregor         47   Senior Accountant Executive        1993
                                   of E.F. Johnson and Secretary
                                   of the Company

     Hugh McDaniel            59   Real Estate Broker                 1992


OTHER INFORMATION ABOUT NOMINEES

     Except as indicated below, there has been no change in the principal occupation or employment of the nominees during the past five years.

     Mr. Harvey has been the Chairman of the Board and Chief Executive Officer of the Company since November 1992, and Chairman and CEO of the wholly owned subsidiaries.

     Mr. Gregor has been the Senior Account Executive of E.F. Johnson Company, an electronics company, since 1993.

     Mr. McDaniel is retired Commander of the United States Naval Reserves and has been a residential real estate broker since 1973.





INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The business and affairs of the Company are managed by the Board, which met one time in person and two times by telephone during the fiscal year ended June 30, 1998. All of the directors attended all meetings of the Board. Currently, there are no committees of the Board.

DIRECTOR COMPENSATION

     Director's Fees. Each non-employee director of the Company is paid a $500 annual director's fee plus $200 per meeting attended in person.

     Outside Directors Nonqualified Stock Option Plan. The company's Outside Directors Nonqualified Stock Option Plan (the "Plan"), approved by the Board on May 18, 1990 was adopted on June 21, 1991. Under the Plan, each outside director received options to purchase 3,500 shares of common Stock with an exercise price per share equal to the market price on the date of the grant. These options are exercisable for a period of ten years from the grant date for active Board members or for a period of twelve months from the date of termination for former Board members. The company has reserved 21,000 shares of Common Stock for issuance under the Plan. Messrs, Gregor and McDaniel each were granted an option to purchase 3,500 shares of Common Stock on February 20, 1993 with an exercise price of $.25 per share. Mr. Gregor exercised his option in full on July 27, 1994.

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table contains information, as of December 28, 1998, concerning the beneficial ownership of the Company's common shares unless noted, (a) by each director of the Company, (b) each executive officer named in the Summary Compensation Table, (c) by each shareholder who beneficially owns more than five percent of the outstanding shares of the outstanding Common stock, and (d) all directors and executive officers as a group.

                                        Number                        Percent
Name                                    of Shares (1)(2)              of Class

Robert C. Harvey                        379,329 (3)                   18.3%

Robert B. Gregor                        162,689 (4)                    7.8%

Hugh H. McDaniel                          5,100 (5)                      *

All  Officers and Directors             547,118                       26.3%
as a group (3 persons)

*Less than 1%

(1) Unless otherwise noted, all shares shown are held by persons possessing sole voting and investment power with respect to such shares.

(2) Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member or a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

(3) Includes 50,572 shares held by Mr. Harvey's wife and children to which Mr. Harvey may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. In addition 165,000 of the 379,329 shares total listed in the table are shares that could be acquired upon exercise of an option, and 10,000 are held jointly by Mr. Harvey and his wife.

(4) Includes 8,125 shares held by Mr. Gregor's wife and children to which Mr. Gregor may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. In addition, 114,564 shares are held jointly by Mr. Gregor and his wife.

(5) Includes 3,500 of the 5,100 total shares listed in the table which are shares that could be acquired upon exercise of options held by Mr. McDaniel.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company.

                            Summary Compensation Table
                                                              Long Term
                                                              Compensation
                    Annual compensation                       Awards
Name and                                      Other Annual    Common Stock
Principal Position     Year  Salary    Bonus Compensation(4)  Underlying Options
---------------------  ----  --------- ----- --------------   ------------------

Robert C. Harvey (1)   1998  $90,000      -       -           $65,000
                       1997  $90,000(2)   -       -           -
Chairman of the Board  1996  $90,000(3)   -    $1,750         $15,200



(1) Mr. Harvey was appointed by the Board as Chief Executive Officer on November 16, 1992.

(2) Includes $15,000 payable as salary that was deferred by Mr. Harvey and was paid by the Company in fiscal 1997.

(3) Includes $45,000 payable as salary in 1995 that was deferred by Mr. Harvey due to the financial position of the Company and was paid by the Company in fiscal 1996.

(4)  Medical insurance


OPTION GRANTS AND EXERCISES

     The following table summarizes option grants during the last three fiscal years to or by the executive officers named in the summary Compensation Table above.


                         Option Grants in Last Fiscal Year

                                 Individual Grants

                              Options Granted              Options Exercised
                          ----------------------------   ---------------------

                          Average
                          Number        Per Share        Number
Name              Year    of Shares(1)  Exercise Price   of Shares   Net Value
----------------  ----    -----------   --------------   ---------   ---------

Robert C. Harvey  1998    40,000           $.38             -           -
                  1997         -              -             -           -
                  1996    40,000           $.25             -           -




(1) These options were granted to Mr. Harvey pursuant to his employment contract on July 1, 1993. See "Executive Compensation and Other benefits - Employment agreement."





EMPLOYMENT AGREEMENT

     The Company has an employment contract with Mr. Harvey, the Chairman of the Board and Chief Executive Officer of the Company. Under the agreement, Mr. Harvey is to receive annual compensation of $90,000 and a bonus equal to 10% of the Company's net income over $300,000 and 15% of the Company's net income over $500,000. Due to the Company's financial difficulties, Mr. Harvey elected to receive partial payments under this contact during fiscal year 1997 of $15,000, and during fiscal 1996 of $45,000. Under this agreement, in addition to his salary and bonus, Mr. Harvey was granted options to purchase 20,000 shares of common stock at $.25 per share, expiring on June 30, 1996. Mr. Harvey will receive options to purchase an additional 10,000 shares at $.25 per share for each $100,000 of net income the Company achieves over $300,000 and options to purchase 40,000 shares at $.25 per share based on the performance of the Company's stock in the public market. In September 1998 and 1996, the Company granted this option for 40,000 shares.


                                  PROPOSAL NO. 2:

                CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Stirtz Bernard Boyden Surdel & Larter, P.A. independent auditors, to audit the financial statements of the Company for the year ending June 30, 1999 and recommends that the shareholders confirm such selection. Confirmation will require the affirmative vote by holders of a majority of shares present in person or represented by proxy, and entitled to vote on the matter.

     Representatives of Stirtz Bernards Boyden Surdel & Larter, P.A. are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.



                                  PROPOSAL NO. 3:

  PROPOSAL TO ADOPT THE OAKRIDGE HOLDINGS, INC. 1999 STOCK INCENTIVE AWARDS PLAN

INTRODUCTION

     Immediately prior to the Annual Meeting, the Board of Directors of the Company intends to formally consider and adopt the Oakridge Holdings, Inc. 1999 Stock Incentive Awards Plan (the "1999 Plan"), which is being submitted to the Company's shareholders for their approval.

     The purpose of the 1999 Plan is to advance the interests of the Company and its shareholders by enabling the Company and its subsidiaries to attract and retain persons of ability to perform services for the Company and its subsidiaries by providing an incentive to such individuals through equity participation in the Company and by rewarding such individuals who contribute to the achievement by the Company of its economic objectives. The Board of Directors has reserved a maximum of 175,000 shares of Common Stock for issuance under the 1999 Plan.

     The major features of the 1999 Plan are summarized below, which summary is qualified in its entirety by reference to the actual text of the 1999 Plan, a copy of which may be obtained from the Company.

SUMMARY OF THE 1999 STOCK INCENTIVE AWARDS PLAN

     General. The 1999 Plan provides for awards to eligible recipients of: (i) options to purchase Common Stock that qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options"); (ii) options to purchase Common Stock that do not qualify as Incentive Stock Options ("Non-Statutory Stock Options"); (iii) restricted stock awards ("Restricted Stock Awards"); (iv) performance units ("Performance Units"); and (v) stock bonuses ("Stock Bonuses"). Incentive Stock Options and Non-Statutory Stock Options are referred to as "Options," and Options, Restricted Stock Awards, Performance Units and Stock Bonuses are collectively referred to as "Incentive Awards."

     The 1999 Plan provides that it may be administered by the Board or by a committee of the Board of Directors. Upon adoption, the 1999 Plan will be administered by the Board. The Board may in the future appoint a committee of the Board (the "Committee") which will consist of not less than two members of the Board who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
References herein to "the Committee" shall be deemed to be references to the Board so long as it acts as administrator of the 1999 Plan. The Committee selects the participants to be granted Incentive Awards under the 1999 Plan (the "Participants"), determines the nature and extent of the Incentive Awards granted to the Participants, the time or times when Incentive Awards will be granted, the duration of each Incentive Award and the discretionary terms and conditions of each grant not otherwise fixed under the 1999 Plan. In addition, the Committee will have the authority under the 1999 Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.

     Eligible recipients of Incentive Awards under the 1999 Plan include all full-time or part-time employees of the Company or any subsidiary and any non-employee directors, consultants and independent contractors of the Company or any subsidiary. As of December 31, 1998, approximately six persons were eligible to participate in the 1999 Plan. The Company intends that Incentive Awards be granted under the 1999 Plan to those eligible persons who are performing vital services in the management, operations and development of the Company or a subsidiary and significantly contribute to the achievement of long-term, corporate economic objectives.

     The 1999 Plan will terminate on February 22, 2009, unless sooner terminated by action of the Board of Directors. No Incentive Awards will be granted after termination of the 1999 Plan. Currently, a maximum of 175,000 shares of Common Stock are reserved for issuance under the 1999 Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the 1999 Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options. The Board of Directors may amend the 1999 Plan in any respect without stockholder approval, unless stockholder approval is then required by federal securities or tax laws or the rules of any stock exchange or NASDAQ. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the 1999 Plan, no right or interest of any Participant in an Incentive Award prior to the exercise or vesting of such Incentive Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, provided that a Participant may designate a beneficiary to receive an Incentive Award upon such Participant's death.

     OPTIONS. The exercise price for Non-Statutory Stock Options may be not less than 85% of the fair market value of the Common Stock on the date the Non-Statutory Stock Options are granted. Incentive Stock Options may not be granted with an exercise price that is less than 100% of the fair market value of the Common Stock on the date the Incentive Stock Options are granted, except that Incentive Stock Options granted to persons owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary may not be granted with an exercise price that is less than 110% of the fair market value on the date of grant. In determining the fair market value of the Company's Common Stock, the Committee will use the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Over the Counter Market (or the NASDAQ National Market, should the Company's Common Stock become eligible for listing on that exchange) as of the date of grant, or, if no shares were traded on such day, as of the next preceding day on which there was such a trade.

     Payment of an option exercise price will be made entirely in cash; provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a broker exercise notice, a promissory note or previously acquired shares of Common Stock having an aggregate fair market value on the date of exercise equal to the payment required, or by a combination of such methods. The Committee may also, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation by tender of a broker exercise notice, a promissory note or previously acquired shares, or by a combination of such methods.

     Options may not be transferred other than by will or the laws of descent and distribution or to a beneficiary designated by the Participant as provided in the 1999 Plan, and during the lifetime of a Participant may be exercised only by the Participant. Options will become exercisable at such times and in such installments as determined by the Committee and may be exercised in whole or in part from time to time thereafter, subject to the terms and conditions set forth in the 1999 Plan; provided, however, that no Option may be exercisable after 10 years from its date of grant. To the extent that any Incentive Stock Option granted under the 1999 Plan ceases for any reason to qualify as an "incentive stock option" for purposes of the federal tax laws, such option will continue to be outstanding for purposes of the 1999 Plan as a Non-Statutory Stock Option.

     RESTRICTED STOCK AWARDS. Restricted Stock Awards are grants to Participants of shares of Common Stock that are subject to restrictions on transferability and subject to the possibility of forfeiture under terms and conditions set by the Committee. The Committee may impose such restrictions or conditions, not inconsistent with the 1999 Plan, as the Committee may deem appropriate, including, without limitation, that the Participant remain continuously employed by the Company for a period of time or that the Participant or the Company satisfy certain performance goals or criteria. Unless provided otherwise by the Committee in the exercise of its sole discretion, Participants holding Restricted Stock Awards will have voting and liquidation rights with respect to the number of shares of Common Stock underlying the Restricted Stock Awards as if the Participant were the holder of such number of shares of Common Stock, but any dividends and distributions with respect to such shares of unvested Common Stock will be subject to the same restrictions as the shares.

     PERFORMANCE UNITS. Performance Units are rights to receive a payment from the Company in the form of stock, cash or a combination of both, upon the achievement of established performance criteria. Such criteria may include achievement by the Participant, the Company or a specified business unit or subsidiary of predetermined performance goals approved by the Compensation Committee at the time the Performance Units are awarded.

     STOCK BONUSES. Stock Bonuses are awards of Common Stock granted to Participants, subject to such terms and conditions as may be determined by the Committee. Participants receiving Stock Bonuses will have all voting, dividend, liquidation and other rights with respect to, and upon becoming the record holder of, the shares of Common Stock issued as the Stock Bonus, but the Committee may place such restrictions on the transfer or assignability of shares received as a Stock Bonus as it may deem appropriate.

     EFFECT OF TERMINATION OF EMPLOYMENT. If a Participant's employment or other service with the Company and all subsidiaries is terminated by reason of death, disability or retirement, all Options held by the Participant that are currently exercisable by the Participant as of the time of such termination will remain exercisable for one year after such termination. All Restricted Stock Awards, Performance Units and Stock Bonuses then held by a Participant will vest and/or continue to vest as provided in the applicable award agreement following termination of the Participant's employment due to death, disability or retirement.

     If a Participant's employment is terminated for a reason other than death, disability or retirement, all rights of the Participant under the 1999 Plan and any agreements evidencing an Incentive Award will immediately terminate without notice of any kind, and no Options held by the Participant will thereafter be exercisable, all Restricted Stock Awards held by the Participant that have not vested will be terminated and forfeited and all Performance Units and Stock Bonuses will vest and/or continue to vest in the manner provided in the applicable award agreement; provided, however, that in the event the termination is for a reason other than "cause" (as defined in the 1999 Plan), all Options then held by the Participant that are currently exercisable by the Participant as of the time of such termination will remain exercisable for a period of three months after the termination.

     CHANGE IN CONTROL OF THE COMPANY. Unless otherwise provided in an agreement evidencing an Incentive Award, in the event of a "Change in Control" of the Company (as defined below), all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, all Restricted Stock Awards will become immediately and fully vested and all Performance Units and Stock Bonuses will vest and/or continue to vest according to the terms of the agreements evidencing such awards. In addition, in the event of such a Change in Control, the Committee, in its sole discretion, may provide that some or all Participants holding outstanding Options will receive for each share of Common Stock subject to such Options cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of a Change in Control over the exercise price per share of such Options.

     For purposes of the 1999 Plan, a "Change in Control" of the Company will be deemed to have occurred, among other things, upon (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or (c) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to
Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (x) any Person, other than any Person who owns any shares of Common Stock on the effective date of the Plan, becomes after the effective date of the Plan the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors or (y) individuals who constitute the Board of Directors on the effective date of the Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Board of Directors on the effective date of the Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (y) and the following sentence, considered as though such person were a member of the Board of Directors on the effective date of the Plan. Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Section 13 by virtue of any transaction which shall have been approved by the affirmative vote of at least a majority of the members of the Board of Directors on the effective date of the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include foreign, state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to directors, officers or greater than 10% stockholders of the Company or to any individual Participant who receives an Incentive Award.

     INCENTIVE STOCK OPTIONS. There will not be any federal income tax consequences to either the Participant or the Company as a result of the grant to an employee of an Incentive Stock Option under the Stock Incentive Plan. The exercise by a Participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the Participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the amount paid for the shares by the Participant will be includable in the Participant's alternative minimum taxable income for purposes of the alternative minimum tax, and (ii) the Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

     If the Participant disposes of the Incentive Stock Option shares acquired upon exercise of the Incentive Stock Option, the federal income tax consequences will depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the Participant exercised the Incentive Stock Option and the shares were transferred to the Participant, then the Participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the Participant realized on disposition of the shares, and (ii) the option price at which the Participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

     If the Participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the Participant will be required to report as ordinary income, in the year the Participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option, or (ii) the amount realized on the disposition of the shares, exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the Participant. This compensation income may be subject to withholding. The remainder of the gain recognized on the disposition, if any, or any loss recognized on the disposition, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     NON-STATUTORY STOCK OPTIONS. Neither the Participant nor the Company incurs any federal income tax consequences as a result of the grant of a Non-Statutory Stock Option. Upon exercise of a Non-Statutory Stock Option, a Participant will recognize ordinary income, subject to withholding, on the date of exercise in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the date of exercise, and (ii) the consideration paid for the shares. The Participant may be subject to an additional excise tax if any amounts are treated as excess parachute payments (see explanation below). Special rules will apply if previously acquired shares of Common Stock are permitted to be tendered in payment of an Option exercise price.

     At the time of a subsequent sale or disposition of any shares of Common Stock obtained upon exercise of a Non-Statutory Stock Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the date of exercise and short-term capital gain or loss if the sale or disposition occurs one year or less after the date of exercise.

     In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Stock Option for any amounts includable in the taxable income of the Participant as ordinary income, provided the Company complies with any applicable withholding requirements.

     RESTRICTED STOCK AWARDS. With respect to shares issued pursuant to a Restricted Stock Award that are not subject to a substantial risk of forfeiture, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a substantial risk of forfeiture, a Participant may file an election under Section 83(b) of the Code within 30 days after the shares are received to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). The Company will receive a corresponding tax deduction, provided that proper withholding is made. If a Section 83(b) election is made, the Participant will not recognize any additional income when the restrictions on the shares issued in connection with the stock award lapse. At the time any such shares are sold or disposed of, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date of receipt of the Restricted Stock Award.

     A Participant who does not make a Section 83(b) election within 30 days of the receipt of a Restricted Stock Award that is subject to a substantial risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares.
The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Restricted Stock Award as to which the restrictions have lapsed, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the restrictions lapse.

     PERFORMANCE UNITS. A Participant who receives a Performance Unit will not recognize any taxable income at the time of the grant. Upon settlement of the Performance Unit, the Participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of Common Stock received by the Participant. Provided that proper withholding is made, the Company would be entitled to a compensation expense deduction for any amounts includable by the Participants as ordinary income.

     STOCK BONUSES. With respect to shares issued pursuant to a Stock Bonus, a Participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received as of the date of receipt. The Company will receive a corresponding tax deduction, provided that proper withholding is made. At the time of a subsequent sale or disposition of any shares of Common Stock issued in connection with a Stock Bonus, any gain or loss will be treated as long-term or short-term capital gain or loss, depending on the holding period from the date the shares were received.

     EXCISE TAX ON PARACHUTE PAYMENTS. The Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code and denies tax deductibility to the Company on excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, stockholders, or highly compensated individuals, which payments are contingent upon a change in ownership or effective control of the company, or in the ownership of a substantial portion of the assets of the company. For example, acceleration of the exercisability of Options, or the vesting of Restricted Stock Awards, upon a change in control of the Company may constitute parachute payments, and in certain cases, "excess parachute payments."

     SECTION 162(M). Under Section 162(m) of the Code, the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies is limited to $1,000,000. Compensation for this purpose generally includes any items of compensation expense described above in connection with Incentive Awards under the 1999 Plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as "performance-based compensation." Under Section 162(m), any compensation expense resulting from the exercise of Options under the 1999 Plan with exercise prices equal to (or greater than) the fair market value of the Common Stock on the date of grant should qualify as "performance-based compensation" excepted from the limit of
Section 162(m). However, compensation expense in connection with any other Incentive Awards under the 1999 Plan will be subject to this limit.


INCENTIVE AWARDS UNDER THE 1999 PLAN

     As of the date of this Proxy Statement, the Compensation Committee has not approved any Incentive Awards under the 1999 Plan. Neither the number or types of future Incentive Awards to be received by or allocated to particular Participants or groups of Participants is presently determinable nor can the Company determine the number or types of Incentive Awards that would have been received by or allocated to particular Participants or groups of Participants for the most recent completed fiscal year if the 1999 Plan had been in effect during such period.

BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors recommends that the shareholders vote FOR approval and ratification of the 1999 Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the 1999 Plan.




                   SHAREHOLDER PROPOSAL FOR 1999 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending June 30, 1999 is expected to be held on or about January 23, 2000, and proxy materials in connection with that meeting are expected to be mailed on or about December 15, 1999. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or about July 30, 1999.






                                      GENERAL

All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Directors nominees for directors, and "FOR" proposal 2 and "FOR" proposal 3.

The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item on business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directly by brokers at their discretion on certain non-controversial matters) but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not be vote on such item on the shareholder's behalf.



The Annual Report of the Company for year ended June 30, 1998 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Annual Report on Form 10-KSB, including financial statements filed with the Securities and Exchange Commission, by writing to: Corporate Secretary, Oakridge Holdings, Inc., 4810 120th Street West, Apple Valley, Minnesota 55124-8628.




By Order of the Board of Directors

/s/ Robert Gregor

Robert Gregor
Secretary

December 28, 1998